                                  SCHEDULE 13G

                                 (RULE 13d-102)

Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         PEERLESS MANUFACTURING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, par value $1 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   705514107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 21, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilites of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 705514107                  13G                      PAGE 2 OF 4 PAGES

--------------------------------------------------------------------------------
 1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

     William Fred Nicklin
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group            (a)  [ ]
     (See Instructions)                                          (b)  [X]

--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
   Number of      5      Sole Voting Power

    Shares                  116,917
                  --------------------------------------------------------------
Beneficially      6      Shared Voting Power

  Owned by                  none
                  --------------------------------------------------------------
    Each          7      Sole Dispositive Power

 Reporting                  116,917
                  --------------------------------------------------------------
Person With       8      Shared Dispositive Power

                            none
--------------------------------------------------------------------------------
 9   Aggregate Amount Beneficially Owned by Each Reporting Person

     123,650 shares

--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]
     (See Instructions)

     No.

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     8.3%

--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     IN

--------------------------------------------------------------------------------
ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7. Identification and Classification of the Subsidiary which Acquired The Security being Reported on by the Parent Holding Company

Not applicable.

ITEM 8.   Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.   Notice of Dissolution of Group.

Not applicable.

ITEM 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 25, 2001


                                             /s/ William F. Nicklin
                                             ------------------------------
                                                 William F. Nicklin